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                                                                    EXHIBIT 4.8

                             DIGITAL TELEPORT, INC.
                   AMENDMENT NO. 3 TO SHAREHOLDERS' AGREEMENT


                  THIS AMENDMENT NO. 3 TO SHAREHOLDERS' AGREEMENT (this "Amendment") dated as of February 12, 1998, by and among DTI HOLDINGS, INC. (the "Company"), a Missouri corporation, RICHARD D. WEINSTEIN ("Weinstein"), an individual, and KLT TELECOM INC. ("KLT"), a Missouri corporation. Except as otherwise provided in the Shareholders' Agreement (as hereinafter defined), Weinstein and KLT are hereinafter sometimes referred to collectively as "Shareholders" or individually as a "Shareholder."

                  WITNESSETH:

                  WHEREAS, Digital Teleport, Inc. ("DTI"), Weinstein, and KLT entered into that certain Shareholders' Agreement, dated as of March 12, 1997 (the "Original Shareholders' Agreement");

                  WHEREAS, DTI, Weinstein and KLT entered into that certain Amendment No. 1 to Shareholders' Agreement dated as of November 7, 1997 in order to effectuate certain changes to the structure of the Board of Directors of DTI; and

                  WHEREAS, pursuant to that certain Amendment No. 2 to the Shareholders' Agreement dated as of December 18, 1997 ("Amendment No. 2 to Shareholders' Agreement"; the Original Shareholders' Agreement, as so amended by Amendments Nos. 1 and 2, the "Shareholders' Agreement"), DTI assigned to the Company all DTI's right, title and interest in, to and under the Shareholders' Agreement, as theretofore amended, and the Company accepted such assignment and assumed the obligations of DTI thereunder which accrued from and after December 18, 1997;

                  WHEREAS, in connection with a private debt financing for the Company, the Shareholders and the Company desire to amend the Shareholders' Agreement as provided herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which are hereby acknowledged, the Shareholders and the Company agree as follows:

   1. Section 1.5. Section 1.5 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

      "1.5 Vote Required by Shareholders. In addition to any requirements of applicable law with respect to class voting or otherwise, the Company shall not take any of the following actions without the affirmative vote of at least two-thirds of the outstanding voting stock of the Company:

           (a) to approve a proposal to dissolve the Company;
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           (b) to authorize the sale, exchange, lease, or other disposition of all or substantially all the property and assets of the Company;

           (c) to approve a proposed plan of merger or consolidation involving the Company; or

           (d) to amend or modify the Articles of Incorporation or By-Laws of the Company."

      2. Section 1.9. Section 1.9 of the Shareholders' Agreement is, effective as of the date of the filing of an amendment to the Articles of Incorporation to eliminate the Optional Redemption at the Shareholder's Election and the Optional Redemption at the Company's Election contained in Sections II.B.5 and II.B.6 of Article Three of the Company Articles of Incorporation, is deleted in its entirety.

      3. Section 2.2. Section 2.2 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

         "2.2     Demand Registration.

         (a) If the Company shall receive at any time following the consummation of an initial public offering of the Company's Common Stock resulting in net cash proceeds to the Company, a written request from KLT or any permitted transferee of KLT holding Purchased Shares ("Initiating Shareholder") that the Company file a Registration Statement covering the registration of the amount of Purchased Shares specified in the written request of the Initiating Shareholder, then the Company shall (i) within five (5) days of the receipt of such registration request, give written notice of such registration request to all holders of Purchased Shares, and (ii) effect, as soon as practicable and in any event no less than thirty (30) nor more than one hundred twenty (120) days after the receipt of such registration request, the registration of such Purchased Shares and shall include in such registration all Purchased Shares with respect to which the Company receives, within the twenty (20) days immediately following the receipt by the shareholder(s) other than the Initiating Shareholder of such notice from the Company, a request for inclusion in the registration from such shareholder(s) thereof. Each such request from a holder of Purchased Shares for inclusion in the registration shall also specify the aggregate amount of Purchased Shares proposed to be registered.

         (b) If the Initiating Shareholder intends to distribute the Purchased Shares covered by its request by means of an underwritten public offering, it shall so advise the Company as a part of its request made pursuant to Section 2.2(b) hereof and the Company shall include such information in its written notice to the Shareholders required under such Section. In the event that the Initiating Shareholder intends to distribute the Purchased Shares by means of an underwritten offering, the right of any holder of Purchased Shares to include its Purchased Shares in such registration shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Purchased Shares in the underwriting to the extent provided herein. All holders of Purchased Shares proposing to sell Purchased Shares through such underwriting (including the Company as provided in

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Section 2.4(e) of this Agreement and any other holder of securities permitted to participate in such registration pursuant to this Section 2.2(b)) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Initiating Shareholder for such underwriting (provided the same are underwriters of recognized national standing reasonably acceptable to the Company), upon the terms and conditions agreed upon between the Company and such underwriter(s). Notwithstanding any other provision of this
Section 2.2, if the underwriter(s) advise the Initiating Shareholder in writing that marketing or other factors require that less than 100% of the Purchased Shares requested by the holder(s) of Purchased Shares be included in the underwriting, then the Company shall so advise all such holders of Purchased Shares that would otherwise be underwritten pursuant hereto, and the amount of Purchased Shares that may be included in the underwriting shall be allocated among all holders thereof, including the Initiating Shareholder, in proportion (as nearly as practicable) to the amount of Purchased Shares which each Shareholder requested be included in such registration. If the amount of Purchased Shares to be underwritten has not been so limited, the Company may include securities for its own account (or for the account of other holders) in such registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Purchased Shares included in such registration.

         (c) The holder of Purchased Shares will be entitled, following the consummation of an initial public offering of the Company's Common Stock resulting in net cash proceeds to the Company to request pursuant to this
Section 2.2 one (1) registration on Form S-1 or any similar long-form registration and up to two (2) registrations on Form S-2, Form S-3 or similar short-form registrations, but in no event may the holders of Purchased Shares be entitled to request more than one (1) such registration in any 12-month period."

      4. Section 2.3. Section 2.3 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

         "2.3 Incidental Registration. In the event that (but without any obligation to do so) the Company proposes to register any securities of the Company in connection with the public offering of such securities solely for cash on any form of Registration Statement in which the inclusion of Purchased Shares is appropriate (other than a registration pursuant to a Registration Statement on Form S-8 or Form S-4 (or any successor forms) or any form that does not include substantially the same information, other than information relating to the selling holders of Purchased Shares or their plan of distribution, as would be required to be included in a registration statement covering the sale of Purchased Shares), the Company shall promptly give each such holder written notice of such registration at least thirty (30) days before the anticipated filing date of any such Registration Statement. Upon the written request of any holder of Purchased Shares within fifteen (15) days after the receipt by such holder of such notice from the Company, the Company shall cause to be registered under the Securities Act all of the Purchased Shares that such holder of Purchased Shares has so requested to be registered. Notwithstanding any other provision of this Section 2.3 to the contrary, if the underwriter(s) advise the holders of Purchased Shares in writing that marketing or other factors require that less than 100% of the Purchased Shares requested to be registered by such holder or holders of Purchased Shares or shares of any other holder of securities be included in such underwriting, then the Company shall so advise all holders of Purchased Shares and such other security

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holders that would otherwise be underwritten, and the amount of Purchased Shares or such other securities that may be included in the underwriting shall be allocated among all Shareholders and other security holders thereof in proportion (as nearly as practicable) to the amount of Purchased Shares or other securities requested to be included in such registration. The Company shall not be required to proceed with, or maintain the effectiveness of, any registration of its securities after giving the notice herein provided, and the right of any holder of Purchased Shares to have Purchased Shares included in such Registration Statement shall be conditioned upon participation in any underwriting to the extent provided herein. The Company shall not be required to include any Purchased Shares in such underwriting unless the holders thereof enter into an underwriting agreement with the underwriter(s) selected by the Company in customary form, and upon terms and conditions agreed upon between the Company and such underwriter(s) (except as to monetary obligations of the holers of Purchased Shares not contemplated by Section 2.7 of this Agreement)."

      5. Section 2.12. A new Section 2.12 is hereby added to the Shareholders'
Agreement:

         "2.12. Acknowledgment. The parties hereto acknowledge and agree that as of the date of this Amendment No. 3 to Shareholders' Agreement, Richard D. Weinstein is not a holder of Purchased Shares or otherwise a "Shareholder" entitled to the rights and benefits of this Section 2."

      6. Section 3.1. Section 3.1 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

         "3.1     Right of First Offer

         (a) If either Shareholder ("Transferring Shareholder") intends to transfer all or a portion of its Shares to any person or entity in any transaction (other than a public offering and other than a transfer by DTI of all of its Shares in the Company as approved by the Board pursuant to Section 1.6(g)), it shall give written notice (the "Sales Notice") to the other Shareholder ("Non-Transferring Shareholder") of such intention. The Sales Notice, in addition to stating the fact of the intention to transfer, shall state (i) the number of Shares to be transferred, and (ii) an offered amount of the consideration for such Shares and the other terms of the transfer. The Non-Transferring Shareholder may, within 30 days of its receipt of a Sales Notice, exercise an option to purchase all (but not less than all) of the Shares intended to be transferred by the Transferring Shareholder in the Sales Notice. The Non-Transferring Shareholder must exercise its option to purchase all of the Shares intended to be transferred on the terms in the Sales Notice or forfeit its option. The Non-Transferring Shareholder shall exercise its option by delivering written notice (the "Acceptance Notice") to the Transferring Shareholder within the time specified above.

         (b) The purchase price for Shares purchased pursuant to this Section 3 shall be as set forth in the Sales Notice. The closing of the sale and purchase shall take place within 150 days after the delivery to the Transferring Shareholder of the Acceptance Notice.

         (c) If the Non-Transferring Shareholder does not elect to exercise its option to purchase Shares pursuant to this Section 3, then the Transferring Shareholder may transfer the

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Shares according to the terms of the Sales Notice at any time within 60 days after the expiration of the 30 period specified in Section 3.1(a). Such transfer is subject to the transferee executing an instrument accepting and adopting all terms and provisions of this Agreement.

                  (d) Notwithstanding anything contained herein, the provisions contained in this Section 3.1 shall terminate and be of no further force and effect upon the closing of the sale of shares of Common Stock or debt securities of the Company in a Qualified Public Offering as such term is defined in the Articles of Incorporation of the Company."

         7. Section 3.2. Section 3.2 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

            "3.2 Right to Maintain Ownership of Shares. If the Company shall at any time (i) issue to Weinstein any securities of the Company or instruments convertible into any security of the Company ("New Securities"), and (ii) such issuance shall reduce the KLT Ratio (as defined herein) to less than the 50%, then KLT shall have the right to purchase, at the equivalent price per share, on the same terms and conditions, and of the same type as the New Securities, an additional number of such securities such that the KLT Ratio shall equal 50%. The KLT Ratio shall be equal to a fraction, the numerator of which is the sum of
(i) the number of shares of common stock owned by KLT and (ii) the number of shares of common stock into which any convertible equities of the Company owned by KLT is convertible (collectively "KLT Shares") and the denominator of which is the sum of (x) the KLT Shares, (y) the number of shares of Common Stock owned by Weinstein and (z) the number of shares of Common Stock into which any convertible equities of the Company owned by Weinstein is convertible. Notwithstanding anything contained herein, the provisions contained in this
Section 3.2 shall terminate and be of no further force and effect upon the closing of the sale of shares of Common Stock or debt securities of the Company in a Qualified Public Offering as such term is defined in the Articles of Incorporation of the Company."

         8. Section 3.4. Section 3.4 of the Shareholders' Agreement is, effective as of the date hereof, amended to read in its entirety as follows:

            "3.4 Tag Along Sales.

                  (a) Right to Require Sale. Notwithstanding any other provision hereof, if either Shareholder (the "Selling Shareholder") agrees to sell any Shares held by such Selling Shareholder at that time to an unaffiliated third party (a "Interest Sale"), then upon request of the Nonselling Shareholder, the Selling Shareholder will afford the Nonselling Shareholder the opportunity to sell, the same percentage of Shares held by the Nonselling Shareholder at that time to such third party, at the same price and on the same terms and conditions as the Selling Shareholder has agreed to sell his Shares.

                  (b) Interest Sale Notice. Prior to making any Interest Sale, the Selling Shareholder shall provide the Nonselling Shareholder with written notice (the "Interest Sale Notice"). If the consideration in the Interest Sale is cash, the Selling Shareholder shall give the Interest Sale Notice at least ten (10) business days prior to the proposed date of the Interest Sale

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("Interest Sale Date"). In all other situations, the Interest Sale Date shall not take place until ten (10) business days following the receipt by the Nonselling Shareholder of all information about the Interest Sale that the Nonselling Shareholder reasonably requests within five (5) business days of receiving the Interest Sale Notice. The Interest Sale Notice will identify the proposed purchaser, the percentage of Common Stock to be sold, the proposed amount and form of consideration to be paid per share, the terms and conditions of payment and, if the consideration in the Interest Sale is cash, the Interest Sale Date.

                  (c) Interest Sale Closing. On the Interest Sale Date, the Selling Shareholder and the Nonselling Shareholder shall deliver certificates, notes and instruments of assignment for the securities to be sold in the Interest Sale, duly endorsed for transfer (accompanied as appropriate by stock power or powers and other appropriate instruments of assignment duly executed), to the purchaser in the manner and at the address indicated in the Interest Sale Notice, against delivery of the agreed purchase price.

                  (d) Termination. Notwithstanding anything contained herein, the provisions contained in this Section 3.1 shall terminate and be of no further force and effect upon the closing of the sale of shares of Common Stock or debt securities of the Company in a Qualified Public Offering as such term is defined in the Articles of Incorporation of the Company."

         9. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Shareholders' Agreement.

         10. Effect of this Amendment. Except as otherwise specifically amended herein, the Shareholders' Agreement, as modified by this Amendment, remains in full force and effect.

         11. Counterparts; Effectiveness. This Ame3ndment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.


                                           DTI HOLDINGS, INC.


                                           By: /s/ Richard D. Weinstein
                                               --------------------------------
                                               Richard D. Weinstein
                                               President



                                           SHAREHOLDERS:


                                               /s/  Richard D. Weinstein
                                               --------------------------------
                                               Richard D. Weinstein



                                               KLT Telecom Inc.


                                               By: /s/ R.G. Wasson
                                                   ----------------------------
                                                   Ronald G. Wasson
                                                   President



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